Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

StandardAero, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(5)	Maximum Aggregate Offering Price(5)	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	19,662,698(2)	$24.00	$471,904,752.00	0.00015310	$72,248.62

Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	463,194(3)	$10.51	$4,868,168.94	0.00015310	$745.32

Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	6,554,233(4)	$20.40	$133,706,353.20	0.00015310	$20,470.44

Total Offering Amounts					$610,479,274.14		$93,464.38

Total Fee Offsets							—

Net Fee Due							$93,464.38

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (the “Common Stock”), of StandardAero, Inc. (the “Registrant”) that become issuable by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)

Covers shares of Common Stock, issuable under the StandardAero, Inc. 2024 Incentive Award Plan (the “2024 Plan”). To the extent outstanding options under the Dynasty Parent Holdings, L.P. and StandardAero, Inc. 2019 Long-Term Incentive Plan (the “Prior Plan”) (i) expire or lapse, or are terminated, exchanged for or settled in cash, surrendered, repurchased, or cancelled, in any case, in a manner that results in the Registrant acquiring the underlying shares at a price not greater than the price paid by the participant or not issuing the underlying shares, or (ii) are tendered or withheld to satisfy the grant, exercise price, or tax withholding obligation with respect to any award, the shares of Common Stock subject to such awards instead will be available for future issuances as Common Stock under the 2024 Plan.

(3)	Covers shares of Common Stock issuable upon the exercise of stock options granted under the Prior Plan.
(4)	Covers shares of Common Stock issuable under the StandardAero, Inc. 2024 Employee Stock Purchase Plan (the “2024 ESPP”).
(5)

Pursuant to Rule 457(c) and 457(h)(1) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based (1) with respect to the 463,194 shares underlying stock options previously granted under the Prior Plan, on the weighted average per share exercise price of $10.51, (2) with respect to the 19,662,698 shares issuable under the 2024 Plan, on a price of $24.00 per share, which is the initial public offering price per share of Common Stock that was set forth on the cover page of the Registrant’s prospectus, filed on October 2, 2024, relating to the registration statement on Form S-1/A (File No. 333-281992) relating to its initial public offering of Common Stock, and (3) with respect to the 6,554,233 shares issuable under the 2024 ESPP, on a price of $24.00 per share, which is the initial public offering price per share of Common Stock that was set forth on the cover page of the Registrant’s prospectus, filed on October 2, 2024, relating to the registration statement on Form S-1/A (File No. 333-281992) relating to its initial public offering of Common Stock, multiplied by 85%, which reflects the discount to the purchase price applicable to purchases under the 2024 ESPP.